Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Bruce Voss/Ina McGuinness
(858) 552-7962	(310) 691-7100

QUIDEL EXPECTS SECOND QUARTER TOTAL REVENUES OF $14.3
MILLION AND ESTIMATES NET LOSS OF $0.12 PER SHARE

Quidel Suspends 2004 Financial Guidance

SAN DIEGO (July 9, 2004) – Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care rapid diagnostic tests, today announced that second quarter 2004 total revenues are expected to be approximately $14.3 million, including approximately $13.7 million in product sales.  The Company also expects to report a second quarter net loss of $0.12 per share.  These results include approximately $1.7 million in litigation expense.

“This quarter’s revenues were disappointing as Strep A orders were adversely impacted by unanticipated confusion created by the intellectual property litigation and we did not obtain a large distributor order for the Company’s influenza A+B product. During the second quarter, we do believe that each of our major product lines maintained end-user market share in the U.S.  We have leading, high-quality products with established brand equity.  We will be focusing on better leveraging these assets in an effort to create new growth and to enhance profitability,” said S. Wayne Kay, President and Chief Executive Officer.

“In addition, it is difficult to predict the severity or timing of the cold and flu season, which also could have a material impact, positive or negative, on the Company’s revenues and earnings each year.  As a result of all of these factors, we have suspended financial guidance for the balance of the year and currently do not expect to provide revised guidance in the near term,” added Mr. Kay.

Quidel will release second quarter 2004 financial results and hold its regularly scheduled investment community conference call on July 28, 2004.

About the Inverness Medical Litigation

In the United States District Court, Southern District of California, a U.S. District Court judge currently is conducting a Claims Construction Order and Opinion hearing, also known as a “Markman” hearing, to define terms in patent claims at issue.

Mr. Kay commented, “The Markman hearing, which commenced in mid-May, is expected to resume in the third quarter. It is premature to speculate about the outcome of the Markman hearing, or the outcome of the litigation.  Our policy is not to comment on ongoing litigation, except as set out in our filings with the Securities and Exchange Commission to ensure that descriptions in the case are complete, not taken out of context and available to the public at the same time.  We have strong confidence in our patent position.  Quidel is a leader in the point-of-care rapid diagnostics industry, and we will do all that is necessary to ensure our continued leadership position with our distribution and business partners and their customers.”

About Quidel

Quidel Corporation, a worldwide company helping women and their families live healthy lives, discovers, develops, manufactures and markets point-of-care (POC) rapid diagnostic tests for detection of medical conditions and illnesses.  These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions associated with women’s health in areas such as reproduction, upper respiratory infections and other clinical conditions.  Quidel provides a broad line of POC diagnostics for pregnancy and infectious diseases, including influenza A and B, Strep throat, pregnancy, H. pylori infection, chlamydia, infectious mononucleosis and infectious vaginitis. Quidel’s products are sold to healthcare professionals for use in physician offices and clinical laboratories, and to consumers through several distribution partners.  For more information, please visit www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.